Exhibit (h)(5)(i)
BB&T VARIABLE INSURANCE FUNDS
AMENDMENT
TO
SUB-ADMINISTRATION SERVICES AGREEMENT
     This Amendment (the “Amendment”) is effective as of January 1, 2010 by and between BB&T Asset Management, Inc. (“Administrator”) and PNC Global Investment Servicing (U.S.) Inc. (formerly known as PFPC Inc.) (“PNC”).
BACKGROUND:
A.	PNC and Administrator entered into a Sub-Administration Services Agreement dated as of April 23, 2007, as amended (the “Agreement”), relating to PNC’s provision of certain sub-administration services with respect to BB&T Variable Insurance Funds (the “Trust”).

B.	Administrator and PNC desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.
TERMS:
The parties hereby agree that:
1.	The word “and” is hereby deleted from the end of Section 14(xvii) of the Agreement.

2.	The “.” at the end of Section 14(xviii) of the Agreement is hereby deleted and replaced with “; and”.

3.	The following language is hereby added following Section 14(xviii) of the Agreement:
“(xix)	Draft the initial summary prospectus (and in each subsequent year, the annual update of the summary prospectus) for each Fund agreed between Administrator and Sub-Administrator and coordinate the SEC filing of each such summary prospectus with the Trust’s financial printer.”
4.	Section 16(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)	Unless terminated pursuant to its terms, this Agreement shall continue until June 29, 2012 (the “Initial Term).”
5.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 4 above) rather than in a “Renewal Term.”

6.	Miscellaneous.
(a)	As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d)	The Administrator hereby represents and warrants to PNC that (i) the terms of the Agreement (as amended hereby), (ii) the fees and expenses associated with the Agreement (as amended hereby), and (iii) any benefits accruing to PNC or to the Trust’s adviser or sponsor or another affiliate of the Trust or Administrator in connection with the Agreement (as amended hereby) have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of the Agreement (as amended hereby), any such fees and expenses, and any such benefits.

(e)	The services set forth in this Amendment are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person. Neither this Amendment nor the provision of services under this Amendment establishes or is intended to establish an attorney-client relationship between PNC and the Trust or any other person.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives designated below as of the day and year first above written.

BB&T ASSET MANAGEMENT, INC.

By: Name:	/s/ Todd M. Miller Todd M. Miller
Title:	Vice President BB&T AM

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By: Name:	/s/ Jay F. Nusblatt Jay F. Nusblatt
Title:	Senior Vice President